UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

See the response to Item 8.01 below, which is incorporated herein by reference.

Item 8.01	Other Events.

The Patient Protection and Affordable Care Act, signed into law on March 23, 2010, and The Health Care and Education Reconciliation Act of 2010, expected to be signed into law on March 30, 2010 (together, the “Act”), will reduce the tax deduction available to Prudential Financial, Inc. (the “Company”) for retiree health care costs beginning in 2013. The federal government currently provides a subsidy, on a tax-free basis, to companies, including the Company and its subsidiaries, that provide certain retiree prescription drug benefits (the “Medicare Part D subsidy”). The Act would reduce the tax deductibility of retiree health care costs to the extent of any Medicare Part D subsidy received beginning in 2013.

In order to reflect the anticipated increase in taxes due to the change in law, the Company has incurred a charge for the impairment of deferred tax assets in an amount of approximately $100 million for the quarter ending March 31, 2010. The impairment reduces net income, as determined under generally accepted accounting principles, but is excluded from adjusted operating income of the Company’s Financial Services Businesses.

•    •    •

“Adjusted operating income” differs from, and should not be viewed as a substitute for, net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2010

PRUDENTIAL FINANCIAL, INC.

By:	/s/ John M. Cafiero
	Name:	John M. Cafiero
	Title:	Vice President and Assistant Secretary